Exhibit 4.5

EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of May 26, 2006, by and among UNIFI, INC., a New York corporation (the “Parent” or the “Issuer”), each of the Domestic Subsidiaries of the Parent from time to time party hereto (each a “Guarantor” and collectively, the “Guarantors”) (hereinafter the Parent and the Guarantors are collectively referred to as the “Pledgors” and individually, as a “Pledgor”) and U.S. BANK NATIONAL ASSOCIATION, in its capacity as indenture trustee under the Indenture referred to below for the holders of notes issued pursuant to the Indenture (individually a “Holder” and collectively, the “Holders”) as pledgee, assignee and secured party (in such capacities and together with any successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, pursuant to the Indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of May 26, 2006, among the Parent and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the Parent has issued to the Holders its 11 1/2% Senior Secured Notes due 2014, and may issue from time to time additional notes in connection with the provisions of the Indenture (as the same may be amended, restated, replaced, supplemented, substituted, or otherwise modified from time to time, collectively, the “Notes”); and

WHEREAS, it is a condition precedent to the purchase by the Holders of the Notes that that the Pledgors shall have executed and delivered this Pledge Agreement to the Collateral Agent for the ratable benefit of the Holders and the Trustee.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Indenture, and the following terms that are defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) are used herein as so defined: Certificated Security, Control, Entitlement Order, Financial Asset, Investment Company Security, Securities Account, Security Entitlement, Securities Intermediary and Uncertificated Security.

(b) In addition, the following term shall have the following meaning:

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness of the Obligors under the Indenture, the Notes and the Collateral Documents or in respect thereto.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Secured Obligations (as defined in Section 3 hereof), each Pledgor hereby pledges and grants to the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and the Holders (collectively, the “Secured Parties”), a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Capital Stock. (i) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Capital Stock owned by such Pledgor of each Domestic Subsidiary set forth on Schedule 2(a) attached hereto and (ii) 65% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) owned by such Pledgor of each Foreign Subsidiary set forth on Schedule 2(a) attached hereto (collectively, together with the Capital Stock and other interests described in clauses (y) and (z) and in Sections 2(b) and 2(c) below, the “Pledged Capital Stock”), including, but not limited to, the following:

(y) subject to the percentage restrictions described above and in Section 2(b) below, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(z) subject to the percentage restrictions described above and in Section 2(b) below and without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Indenture, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Capital Stock of the successor entity formed by or resulting from such consolidation or merger.

(b) Additional Interests. (i) 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock of any Person which hereafter becomes a Domestic Subsidiary and (ii) 65% (or, if less, the full amount owned by such Pledgor) of the Voting Equity and 100% (or, if less, the full amount owned by such Pledgor) of the Non-Voting Equity of any Person which hereafter becomes a Foreign Subsidiary, including, without limitation, the certificates representing such Capital Stock.

(c) Other Equity Interests. Subject to the percentage restrictions described above, any and all other Capital Stock or other equity interests owned by the Pledgors in any Domestic Subsidiary or any Foreign Subsidiary.

(d) Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

(e) Any of the foregoing clauses (a) through (d) of this Section 2 to the contrary notwithstanding, the “Pledged Collateral” shall not include, and the security interest granted herein shall not attach to, the Excluded Assets.

Without limiting the generality of the foregoing, but subject to the limitations in Sections 2(a) and 2(e) above, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter pledge and deliver additional shares of Capital Stock or other interests to the Collateral Agent as collateral security for the Secured Obligations. Upon such pledge and delivery to the Collateral Agent, such additional shares of Capital Stock or other interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional shares.

3. Security for Secured Obligations. The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the “Secured Obligations”): (a) all of the Obligations, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several and (b) all expenses and charges, legal and otherwise, incurred by the Collateral Agent in collecting or enforcing any of the Obligations or in realizing on or protecting any security therefor, including without limitation the security granted hereunder.

4. Delivery of the Pledged Collateral; Perfection of Security Interest. Each Pledgor hereby agrees that:

(a) Delivery of Certificates and Instruments. Each Pledgor shall deliver as security to the Collateral Agent (subject to the limitations set forth in Section 2 above) (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Capital Stock owned by such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral owned by a Pledgor. Prior to delivery to the Collateral Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Collateral Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

(b) Additional Securities. Subject to the percentage restrictions set forth in Section 2, if such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares of Capital Stock, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in Capital Stock; or (iv) distributions of Capital Stock or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Collateral Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Collateral Agent in the exact form received accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto, to be held by the Collateral Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c) Financing Statements. Each Pledgor hereby authorizes the Collateral Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Collateral Agent may from time to time deem reasonably necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, including, without limitation, any financing statement that describes the Pledged Collateral as “all personal property” or “all assets” of such Pledgor or that describes the Pledged Collateral in some other manner as the Collateral Agent deems necessary or advisable. Each Pledgor shall also execute and deliver to the Collateral Agent and/or file such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Collateral Agent may reasonably request) and do all such other things as the Collateral Agent may reasonably deem necessary or appropriate (i) to assure to the Collateral Agent its security interests hereunder are perfected, including such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Collateral Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC and any other personal property security legislation in the appropriate jurisdictions, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Collateral Agent of its rights and interests hereunder. To that end, each Pledgor hereby irrevocably makes, constitutes and appoints the Collateral Agent, its nominee or any other person whom the Collateral Agent may designate, as such Pledgor’s attorney-in-fact with full power and for the limited purpose to sign in the name of such Pledgor any notices or any similar documents which in the Collateral Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Pledged Collateral of any Pledgor or any part thereof, or to any of the Secured Obligations, such Pledgor agrees to execute and deliver all such instruments and to do all such other things as the Collateral Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Collateral Agent under the law of such other jurisdiction (and, if a Pledgor shall fail to do so promptly upon the request of the Collateral Agent, then the Collateral Agent may execute any and all such requested documents on behalf of such Pledgor pursuant to the power of attorney granted hereinabove). Each Pledgor agrees to mark its books and records (and to cause the issuer of the Pledged Capital Stock of such Pledgor to mark its books and records) to reflect the security interest of the Collateral Agent in the Pledged Collateral.

(d) Provisions Relating to Uncertificated Securities, Securities Entitlements and Securities Accounts. The Pledgors shall promptly notify the Collateral Agent of any Pledged Collateral consisting of an Uncertificated Security or a Securities Entitlement or any Pledged Collateral held in a Securities Account. With respect to any such Pledged Collateral, (a) the applicable Pledgor and the applicable issuer of the Uncertificated Security or the applicable Securities Intermediary shall enter into, upon the request of the Collateral Agent, an agreement with the Collateral Agent granting Control to the Collateral Agent over such Pledged Collateral, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent and (b) the Collateral Agent shall be entitled, upon the occurrence and during the continuance of a Default or an Event of Default, to notify the applicable issuer of the Uncertificated Security or the applicable Securities Intermediary that it should follow the instructions or the Entitlement Orders, respectively, of the Collateral Agent and no longer follow the instructions or the Entitlement Orders, respectively, of the applicable Pledgor. Upon receipt by a Pledgor of notice from a Securities Intermediary of its intent to terminate the Securities Account of such Pledgor held by such Securities Intermediary, prior to the termination of such Securities Account the Pledged Collateral in such Securities Account shall be (i) transferred to a new Securities Account, upon the request of the Collateral Agent, which shall be subject to a control agreement as provided above or (ii) transferred to an account held by the Collateral Agent (in which it will be held until a new Securities Account is established).

5. Representations and Warranties. Each Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding:

(a) Authorization of Pledged Capital Stock. The Pledged Capital Stock is duly authorized and validly issued, is fully paid and nonassessable and is not subject to the preemptive rights of any Person.

(b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien or options in favor of, or claims of, any Person, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Capital Stock of such Pledgor.

(c) Exercising of Rights. The exercise by the Collateral Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property, provided that the Collateral Agent obtains all necessary governmental approvals pursuant to Section 10(e) hereof.

(d) Pledgor’s Authority. With respect to any Pledged Capital Stock issued by a Domestic Subsidiary, no authorization, approval or action by, and no notice or filing with any governmental authority, such issuer or any third party is required either (i) for the pledge made by such Pledgor or for the granting of the security interest by such Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Collateral Agent of its rights and remedies hereunder (except as may be required by laws affecting the offering and sale of securities).

(e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Collateral Agent for the ratable benefit of the Secured Parties, in the Pledged Collateral. The taking possession by the Collateral Agent of the certificates (if any) representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Collateral Agent’s security interest in all certificated Pledged Capital Stock and such certificates and instruments. Upon the filing of UCC financing statements in the location of each Pledgor’s State of organization, the Collateral Agent shall have a valid first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a Security pursuant to Section 8-103(c) of the UCC. With respect to any Pledged Collateral consisting of an Uncertificated Security or a Securities Entitlement or any Pledged Collateral held in a Securities Account, upon execution and delivery by the applicable Pledgor, the Collateral Agent and the applicable Securities Intermediary or the applicable issuer of the Uncertificated Security of an agreement granting Control to the Collateral Agent over such Pledged Collateral, the Collateral Agent shall have a valid first priority perfected security interest in such Pledged Collateral. Except as set forth in this Section, no action is necessary to perfect the Collateral Agent’s security interest.

(f) No Other Capital Stock. Except as set forth on Schedule 2(a) attached hereto (as updated or deemed updated from time to time in accordance with the terms hereof and of the Indenture), no Pledgor owns any Capital Stock of the Issuer or any Guarantor or any of their Subsidiaries.

(g) Partnership and Limited Liability Company Interests. Except as previously disclosed to the Collateral Agent, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

6. Covenants. Each Pledgor hereby covenants, that so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the

Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding, such Pledgor shall:

(a) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein; keep the Pledged Collateral free from all Liens, other than Permitted Liens; and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Indenture.

(b) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Collateral Agent may request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, execution and delivery of one or more control agreements reasonably acceptable to the Collateral Agent, filing of UCC financing statements and any and all other actions reasonably necessary to satisfy the Collateral Agent that the Collateral Agent has obtained a first priority perfected security interest in all Pledged Collateral); (ii) enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Collateral Agent, delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

(c) Amendments. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Indenture.

(d) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

(e) Issuance or Acquisition of Capital Stock. Not without executing and delivering, or causing to be executed and delivered, to the Collateral Agent such agreements, documents and instruments as the Collateral Agent may reasonably require, issue or acquire any Capital Stock that consists of an interest in a partnership or a limited liability company which (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

(f) Changes in Name, etc. Except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence or (ii) change its name.

(g) Liquidation or Dissolution. Any sums paid upon or in respect of the Pledged Collateral upon the liquidation or dissolution of any issuer of Pledged Collateral shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Collateral or any property shall be distributed upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Collateral shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Secured Obligations.

(h) Other Actions. Without the prior written consent of the Collateral Agent, such Pledgor will not (i) vote to enable, or take any other action to permit, any issuer of Pledged Collateral to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any capital stock of any nature of any issuer of Pledged Collateral, unless such action is otherwise permitted pursuant to the Indenture and the Collateral Agent will continue to have a perfected security interest therein, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Collateral or proceeds thereof (except pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Collateral or proceeds thereof, or any interest therein, except for the security interests created by this Pledge Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Collateral Agent to sell, assign or transfer any of the Pledged Collateral or proceeds thereof.

(i) Issuers of Pledged Collateral. Each Pledgor agrees that (i) it will be bound by the terms of this Pledge Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 6(f) with respect to the Pledged Collateral issued by it and (iii) the terms of Section 10(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 10(c) with respect to the Pledged Collateral issued by it.

7. Power of Attorney for Perfection of Liens. Each Pledgor hereby irrevocably makes, constitutes and appoints the Collateral Agent, its nominee or any other person whom the Collateral Agent may designate, as such Pledgor’s attorney-in-fact with full power and for the limited purpose to sign in the name of such Pledgor any financing statements, or amendments and supplements to financing statements, continuation financing statements, notices or any similar documents which in the Collateral Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Pledgor or any part thereof, or to any of the Secured Obligations, such Pledgor agrees to execute and deliver all such instruments and to do all such other things as the Collateral Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Collateral Agent under the law of such other jurisdiction (and, if an Pledgor shall fail to do so promptly upon the request of the Collateral Agent, then the Collateral Agent may execute any and all such requested documents on behalf of such Pledgor pursuant to the power of attorney granted hereinabove).

8. Performance of Obligations; Advances by Collateral Agent. On failure of any Pledgor to perform any of the covenants and agreements contained herein, the Collateral Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Collateral Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Collateral Agent may make for the protection of the security interest hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest at the rate provided in Section 4.01 of the Indenture from the date said amounts are expended. No such performance of any covenant or agreement by the Collateral Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement or the other Loan Documents. The Collateral Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9. Events of Default. The occurrence of an event which under the Indenture would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

10. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Collateral Agent shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the

Indenture and Collateral Documents or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Collateral Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Collateral Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Holder may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 13.02 of the Indenture at least ten (10) days before the time of such sale. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Public Sale. If the Collateral Agent shall determine to exercise its right to sell all or any of the Pledged Collateral, each Pledgor agrees that, upon request of the Collateral Agent (which request may be made by the Collateral Agent in its sole discretion), such Pledgor will, at its own expense:

(i) to use its commercially reasonable efforts to do or cause to be done all such acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law; and

(ii) bear all costs and expenses, including reasonable attorneys’ fees, of carrying out its obligations under this Section 9.

Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9(c) will cause irreparable injury to the Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9(c) shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 9(c) shall in any way alter the other rights of the Collateral Agent under this Pledge Agreement.

In the event of any sale described in this Section 9(c), each Pledgor agrees to indemnify and hold harmless the Collateral Agent and its directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such persons may become subject or for which any of them may be liable, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any offering memorandum or other sale document prepared by any Pledgor or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse Collateral Agent and such other persons for any legal or other expenses reasonably incurred by the Collateral Agent and such other persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including all fees, costs and expenses whatsoever reasonably incurred by the Collateral Agent and such other persons and counsel for the Collateral Agent and such other persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted). This indemnity shall be in addition to any liability which any Pledgor may otherwise have and shall extend upon the same terms and conditions to each person, if any, that controls the Collateral Agent or such persons within the meaning of the Securities Act of 1933.

(d) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Collateral and that the Collateral Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Collateral Agent may, in such event, bid for the purchase of such Pledged Collateral.

(e) Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Collateral Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC (or any successor sections of the UCC) or otherwise complying with the notice requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Collateral Agent shall have provided such notices, however, the Collateral Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent or the Secured Parties are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency together with interest thereon as provided in Section 4.01 of the Indenture, together with the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(g) Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Collateral Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuation of any Event of Default, and the Collateral Agent shall have the right, in its sole discretion, to determine which rights, security, Liens, security interests or remedies the Collateral Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Collateral Agent’s rights or the Secured Obligations under this Pledge Agreement or under any other of the Loan Documents.

11. Rights of the Collateral Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Collateral Agent, on behalf of the Secured Parties, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Collateral Agent may reasonably determine in respect of such Pledged Collateral;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle, adjust or compromise any action, suit or proceeding brought with respect to the Pledged Collateral and, in connection therewith, give such discharge or release as the Collateral Agent may deem reasonably appropriate;

(iv) to pay or discharge taxes, Liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii) to execute and deliver and/or file all assignments, conveyances, statements, financing statements, continuation statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Collateral Agent may determine necessary in order to perfect and maintain the security interests and Liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein;

(ix) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Collateral Agent may determine;

(x) to vote for a shareholder, partner or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral of such Pledgor into the name of the Collateral Agent or into the name of any transferee to whom the Pledged Collateral of such Pledgor or any part thereof may be sold pursuant to Section 9 hereof; and

(xi) to do and perform all such other acts and things as the Collateral Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding or the Indenture or any Collateral Document is in

effect. The Collateral Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Collateral Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Collateral Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b) Assignment by the Collateral Agent. The Collateral Agent may from time to time assign the Secured Obligations or any portion thereof and/or the Pledged Collateral or any portion thereof to a successor Collateral Agent, and the assignee shall be entitled to all of the rights and remedies of the Collateral Agent under this Pledge Agreement in relation thereto.

(c) The Collateral Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Collateral Agent hereunder, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Collateral Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Collateral Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(d) Voting Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Indenture; provided that Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof.

(ii) Subject to subsection (e) of this Section, upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection (d) shall cease and all such rights shall thereupon become vested in the Collateral Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e) Dividend and Distribution Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, each Pledgor may receive and retain any and all dividends (other than dividends payable in the form of Capital Stock and other dividends constituting Pledged Collateral which are required to be delivered to the Collateral Agent pursuant to Section 4 above), distributions or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Indenture.

(ii) Upon the occurrence and during the continuation of an Event of Default:

(A) all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection (e) shall cease and all such rights shall thereupon be vested in the Collateral Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B) all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of clause (A) of this subsection (ii) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the exact form received, to be held by the Collateral Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f) Release of Pledged Collateral. The Collateral Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, Lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority Lien on all Pledged Collateral not expressly released or substituted. The Collateral Agent shall be entitled to release (i) the Pledged Collateral as and to the extent provided in the Indenture and the Intercreditor Agreement and (ii) any Pledgor that ceases to become a Guarantor in accordance with the terms of the Indenture.

12. Application of Proceeds. After the exercise of remedies by the Collateral Agent pursuant to Article 6 of the Indenture (or after the Notes shall automatically become due and payable in accordance with the terms of such Article), any proceeds of the Pledged Collateral, when received by the Collateral Agent or any of the Secured Parties in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in of the Indenture, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Collateral Agent shall have the continuing and exclusive right to apply and reapply any and all such proceeds in accordance with the Indenture.

13. Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Collateral Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Pledge Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Pledge Agreement or relating to the Pledged Collateral, or to protect the Pledged Collateral or exercise any rights or remedies under this Pledge Agreement or with respect to the Pledged Collateral, then the Pledgors agree to promptly pay upon demand any and all such reasonable documented costs and expenses of the Collateral Agent, all of which costs and expenses shall constitute Secured Obligations hereunder.

14. Continuing Agreement.

(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Indenture or the Collateral Documents pursuant to the stated terms thereof) remain outstanding. Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Collateral Agent and the Holders shall, upon the request and at the expense of the Pledgors, forthwith release all of the Liens and security interests granted hereunder and shall deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Collateral Agent in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15. Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Article 9 of the Indenture.

16. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the Secured Parties and their successors and permitted assigns; provided that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of the Collateral Agent. To the fullest extent permitted by law, each Pledgor hereby releases the Collateral Agent, its officers, employees and agents and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Collateral Agent or its officers, employees and agents, in each case as determined by a court of competent jurisdiction.

17. Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 13.02 of the Indenture.

18. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

19. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Agreement.

20. Governing Law; Submission to Jurisdiction and Service of Process; Waiver of Jury Trial; Venue. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). The terms of Sections 13.07 and 13.08 of the Indenture are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21. Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

22. Entirety. This Pledge Agreement, the Indenture and the other Collateral Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to this Pledge Agreement, the Indenture, the other Collateral Documents or the transactions contemplated herein and therein.

23. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the Indenture, the other Collateral Documents and the issuance of Notes under the Indenture.

24. Joint and Several Obligations of Pledgors.

(a) Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Holders under the Indenture, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b) Each of the Pledgors, jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Secured Obligations arising under this Pledge Agreement, the Indenture and the other Collateral Documents, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in the Indenture or any other Collateral Documents, to the extent the obligations of a Pledgor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Pledgor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Law).

25. Pledge Agreement Provision. Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of the Security Agreement and this Pledge Agreement with respect to Pledged Collateral, the terms of this Pledge Agreement shall govern.

26. Intercreditor Provision. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Pledge Agreement, the terms of the Intercreditor Agreement shall govern.

27. Control Collateral Agent. It is hereby understood and agreed that, pursuant to the Intercreditor Agreement, the Trustee has appointed Bank of America, N.A. as its collateral agent for the limited purpose perfecting the Trustee’s lien on certain Collateral described herein.

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:

UNIFI, INC.,
a New York corporation

UNIFI SALES & DISTRIBUTION, INC.,
a North Carolina corporation,

UNIFI MANUFACTURING, INC.,
a North Carolina corporation

GLENTOUCH YARN COMPANY, LLC,
a North Carolina limited liability company

UNIFI MANUFACTURING VIRGINIA, LLC,
a North Carolina limited liability company

UNIFI EXPORT SALES, LLC,
a North Carolina limited liability company

UNIFI TEXTURED POLYESTER, LLC,
a North Carolina limited liability company

UNIFI INTERNATIONAL SERVICE, INC.,
a North Carolina corporation

UNIFI KINSTON, LLC (formerly Unifi Equipment Leasing, LLC),
a North Carolina limited liability company

UNIFI TECHNICAL FABRICS, LLC,
a North Carolina limited liability company

CHARLOTTE TECHNOLOGY GROUP, INC.,
a North Carolina corporation

UTG SHARED SERVICES, INC.
a North Carolina corporation

UNIMAX AMERICAS, LLC,
a North Carolina limited liability company,

SPANCO INDUSTRIES, INC.,
a North Carolina corporation,

SPANCO INTERNATIONAL, INC.,
a North Carolina corporation

	By:	CHARLES F. MCCOY
		Name:	Charles McCoy
		Title:	Vice President

Accepted and agreed to as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION as Collateral Agent

By:	R PROKOSCH
Name:	Richard Prokosch
Title:	Vice President

Schedule 2(a)

to

Pledge Agreement

dated as of May 26, 2006

in favor of U.S. Bank National Association,

as Collateral Agent

Name of Subsidiary	Number of Shares	Certificate Number	Percentage of Interest Pledged/Pledgor
Unifi Manufacturing, Inc.	1,000	1	100% - Unifi, Inc.
Unifi Sales & Distribution, Inc.	1,000	1	100% - Unifi, Inc.
Unifi International Service, Inc.	500	2	100% - Unifi, Inc.
Charlotte Technology Group, Inc.	9,828,000 21,996 (Total: 9,849,996)	1 16	100% - Unifi Sales & Distribution, Inc.
UTG Shared Services, Inc.	10	1	100% - Charlotte Technology Group Inc.
Spanco International, Inc.	100	2	100% - Spanco Industries, Inc.
Spanco Industries, Inc.	100	2	100% - Unifi Manufacturing, Inc.
Unifi Latin America, S.A.	213,944 567796 144,264 159,816 492,657 (Total: 1,578,477)	1 6 8 10 11	67.3% - Spanco International, Inc.

(uncertificated entities):
Name of Subsidiary	Percentage of Interest Pledged/Pledgor
Unifi Manufacturing Virginia, LLC	95% Unifi, Inc. 5% Unifi Manufacturing, Inc.
Unifi Export Sales, LLC	95% Unifi, Inc. 5% Unifi Manufacturing, Inc.
Glentouch Yarn Company, LLC	100% Unifi, Inc.
Unifi Textured Polyester, LLC	100% Unifi, Inc.
Unifi Kinston, LLC	100% Unifi, Inc.
Unifi Technical Fabrics, LLC	100% Unifi Sales & Distribution, Inc.
Unifi Holding 1 B.V.	100% Unifi, Inc.
UniMatrix Americas, LLC	100% Unifi Manufacturing, Inc.
Unifi do Brasil, LTA	99.99% Unifi, Inc. 0.01% Unifi Manufacturing, Inc.
Unifi–SANS Technical Fibers, L.L.C.	50% Unifi Manufacturing, Inc.
Parkdale America, LLC	34% Unifi Manufacturing, Inc.

Provided, however, that with respect to the Membership Interests of any Borrower in Parkdale America, LLC, the pledge thereof shall be subject to requirements and limitations set forth in that certain Limited Consent to Permit Encumbrance of Membership Interest for Collateral Security Purposes, dated as of May 15, 2006, among Unifi Manufacturing Inc., Parkdale Mills Incorporated, the Agent and the Trustee.

Exhibit 4(a)

to

Pledge Agreement

dated as of May 26, 2006

in favor of U.S. Bank National Association

as Collateral Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of capital stock of                                                      , a                                  corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                                               its agent and attorney-in-fact to transfer all or any part of such capital stock or equity interest and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

,
a [corporation]

By:
Name:
Title: